Exhibit 99.1
Franklin Bank Continues on its Growth Track With Strong Earnings and a Significant Increase in Assets
HOUSTON, July 26, 2005 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX) (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced earnings for the quarter and six months ended June 30, 2005.
Financial Highlights
Comparison of the three months ended June 30, 2005 and June 30, 2004
•	Assets grew 40% to $4.3 billion.

•	Commercial loans grew 146% to $843.3 million.

•	Net income increased 36%, excluding litigation and integration costs of $.03 per diluted share, to $7.4 million or $.32 per diluted share. The litigation which was previously disclosed, related to claims against Franklin Bank S.S.B. that arose prior to its acquisition by Franklin Bank Corp. The litigation settled on July 25, 2005. (See exhibits to this announcement for a reconciliation of these non-GAAP disclosures).

•	Net income increased 25% to $6.7 million or $.29 per diluted share compared to $5.4 million or $.25 per diluted share.
Comparison of the six months ended June 30, 2005 and June 30, 2004
•	Net income excluding the litigation and integration costs was $14.2 million or $.63 per diluted share.

•	Net income increased to $13.6 million or $.60 per diluted share compared to $9.7 million or $.45 per diluted share.
Looking Ahead
•	We have increased our expectations for asset growth from 25% to 30% from December 31, 2004 to December 31, 2005.

•	We continue to expect net income for 2005 to range from $30.0 million to $31.5 million.

•	We will continue to pursue additional acquisition partners.
Anthony J. Nocella, President and CEO, said “I am very pleased with the first six months. We have already surpassed many of our own internal goals for 2005. During the quarter, we converted Cedar Creek to our technology platform and we completed the acquisition of First National Bank of Athens. Franklin is now included in the largest 100 companies in Houston as tracked by the Houston Chronicle and was ranked #1 based on revenue growth.”
Nocella continued: “During the quarter, we had two significant charges — one relating to litigation costs and the other related to the initial integration of our East Texas market which totaled approximately $626,000 after tax or approximately $.03 per diluted share.

The initial integration of our East Texas market will allow for continued growth. To that end, Russell Workman was elected as the Executive Vice President and Managing Director of our East Texas Region. He will be leading the East Texas region and will also be serving on the Franklin Bank S.S.B.’s board of directors. Mr. Workman was previously the President and CEO of The First National Bank of Athens and has over 30 years of community banking experience most of which was with Texas Commerce Bank.”
“During 2005, we have expanded our community banking offices from 23 to 31. On a pro forma basis, including the Washington Mutual offices and the de novo offices in process, we expect to have 38 banking locations by year end. I believe 2005 has already proven to be a strong year for Franklin. Our assets have grown approximately 25% since the end of 2004. This growth has come from acquisitions as well as our national businesses,” stated Nocella.
The Company completed the mergers with The First National Bank of Athens (First Athens) on May 9, 2005 and Elgin Bank of Texas (Elgin Bank) on July 15, 2005. First Athens operates four banking offices in our East Texas market and Elgin Bank operates three banking offices in our Central Texas market.
The Company also announced the signing of a purchase and assumption agreement with Washington Mutual Bank for five banking offices located in the following Texas cities: Beaumont, Groves, Nederland, El Campo and Wharton. In the aggregate, the transaction encompasses approximately $284 million of community banking deposits and $31 million of consumer and home equity loans. We expect to complete this transaction in the fourth quarter 2005. Therefore, we expect a de minimis effect on earnings for 2005 and we believe the transaction will be accretive in 2006.
Earnings
For the quarters ended June 30, 2005 and 2004, net interest income increased 32% to $20.2 million from $15.3 million. For the six months ended June 30, 2005 and 2004, net interest income increased 39% to $40.8 million from $29.4 million. The increase was primarily due to an increase in the average interest earning assets, and in particular strong commercial loan growth which had exceeded our expectations.
For the quarters ended June 30, 2005 and 2004, the net yield on interest-earning assets decreased to 2.03% from 2.32%. For the six months ended June 30, 2005 and 2004, the net yield on interest-earning assets decreased from 2.39% to 2.17%. The decrease in the net yield was primarily attributed to our leveraging of our capital in lower yielding single family loans and the flattening of the yield curve.
For the quarters ended June 30, 2005 and March 31, 2005, non-interest income was $5.1 million and $3.5 million, respectively. This fee income increase is attributable to both expanded mortgage lending and account growth in the community bank. However, the mortgage banking gains for the quarter were lower than our expectations as a result of changes in our product mix.

For the six months ended June 30, 2005 and 2004, non-interest income was $8.6 million and $4.9 million, respectively or an increase of 75% for the period. The increase was primarily due to an increase in loan fees from the expansion of our mortgage banking business and deposit fees from the growth of our community banking business.
For the quarters ended June 30, 2005 and March 31, 2005, non-interest expense increased 11% to $14.3 million from $12.9 million. The increase was primarily attributed to the litigation costs of approximately $703,000, pre-tax. Integration costs of $277,000, pre-tax were a result of the initial integration of our business processes within our East Texas market.
For the six months ended June 30, 2005 and 2004, non-interest expense increased 49% to $27.2 million from $18.3 million. The increase was primarily attributable to the growth in headcount to 635 from 493, and is also attributable to the increase in community banking offices to 28 from 15.
Our commitment is to have an efficiency ratio of 50%. Our efficiency ratio increased to 55.52% for the quarter ended June 30, 2005 as compared to 52.44% for the quarter ended March 31, 2005. The increase in the efficiency ratio is attributable to the litigation and integration costs and the inclusion of First Athens Bank. Our efficiency ratio is significantly less than the pre-acquisition efficiency ratios of First Athens and Cedar Creek Bank (Cedar Creek). First Athens’ efficiency ratio was 78.7% for the quarter ended March 31, 2005 and Cedar Creek’s was 77.9% for the quarter ended September 30, 2004.
Financial Condition
We closed the quarter with assets of $4.3 billion, or a 10% increase from $3.9 billion at March 31, 2005, and a 40% increase from $3.1 billion at June 30, 2004. The increase was primarily due to an increase in our loan portfolio that grew 10% during the quarter. Our loan portfolio totaled approximately $3.8 billion as of June 30, 2005 and $3.5 billion as of March 31, 2005 and $2.6 billion at June 30, 2004.
At June 30, 2005, we had 54 retail/wholesale mortgage origination offices compared to 53 at March 31, 2005. Through these offices, we originated $199.8 million in mortgage loans for the quarter ended June 30, 2005, compared to $177.1 million for the quarter ending March 31, 2005.
Our single-family loan portfolio increased to $2.9 billion as of June 30, 2005 from $2.7 billion as of March 31, 2005.
Our commercial loan portfolio totaled $843.3 million as of June 30, 2005 compared to $675.7 million as of March 31, 2005. Our builder lines of $527.6 million at June 30, 2005 increased 120% from $240.0 million at June 30, 2004. The total unfunded commitments for builder lines as of June 30, 2005 were $486.6 million. Our mortgage banker finance warehouse loan balances totaled $159.6 million, which is up 325% from June 30, 2004. The total unfunded commitments for mortgage banker finance as of June 30, 2005, were $160.0 million. We have a commercial lending presence in Arizona, Florida, Nevada, Georgia, Texas, Michigan, Illinois, Pennsylvania, New Jersey, and New York.
Asset quality continues to remain strong. At June 30, 2005, our nonperforming assets as a percentage of total assets decreased to .22% or $9.4 million of which $6.7 million were secured by single family properties. At March 31, 2005 our nonperforming assets as a percentage of total assets was .24% or $9.2 million of which $6.3 million were secured by single family properties.
Looking Forward
We continue to expect that our earnings for 2005 will be between $30 million and $31.5 million. We continue to expect the net yield on interest earning assets for 2005 to decrease approximately 25 basis points from the net yield of 2.35% for 2004. The decrease in the net yield is a result of three factors: compression of the spread on mortgage warehouse loans as a result of the forecast yield curve flattening, a decrease in the spread on residential construction loans because of our entry into more competitive markets, and a decrease in the net spread to the underlying index on the reinvestment of single family adjustable-rate mortgages.
We will continue to strive to meet our goal to have our efficiency ratio below 50%. The efficiency ratio will fluctuate as efficiencies are achieved only after technology conversions and as we consolidate and integrate our processes. We expect to convert Elgin during the third quarter 2005 and the Washington Mutual offices and First Athens during the fourth quarter 2005. After these integrations, we expect the efficiency ratio to approach 50%.
We have increased our expectation for asset growth from 25% to 30% from December 31, 2004 to December 31, 2005. This growth includes the acquisitions of the Washington Mutual offices. We expect to add the Washington Mutual offices to our Franklin Family of Community Banks during the fourth quarter of 2005. We are still pursuing a number of additional acquisitions inside our community banking markets. Nocella commented, “Our acquisition partners are expected to be relationship-driven community banks whose bankers are trusted financial advisors who provide personalized service to customers.” We will also continue to expand through the opening of new banking offices. We plan to expand our Central Texas network through the opening of two additional de novo community banking offices during 2005 and two more de novo offices in 2006.
The national scope of Franklin’s operations is also expected to grow in 2005. We are comfortable with our prior guidance and expect our commercial loans to grow 80% from December 31, 2004 to December 31, 2005. The growth will be generated by all our commercial lending products including builder lines, mortgage banker finance, commercial real estate, and to a lesser extent multi-family. Additionally, we expect mortgage originations to be approximately $800 million for the year ended December 31, 2005.
We continue to operate our retail mortgage banking business using a model where compensation to the branch manager is based on the profitability of the branch after all direct expenses have been charged. This model reduces fixed costs, which allows us to close underperforming offices without a significant loss.
Company Overview
Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B., is engaged in community banking, commercial lending, and mortgage banking. The Franklin Family of Community Banks currently includes Highland Lakes Bank, Jacksonville Bank, Lost Pines Bank, First Athens Bank, Cedar Creek Bank, Elgin Bank, and Franklin Bank. In addition to its corporate headquarters in Houston, the Franklin Family now has 31 community banking offices throughout Texas — 18 in the East Texas market and 13 in the Central Texas market. We also engage in lending nationwide through six regional commercial lending offices in Houston, Dallas, Orlando, Philadelphia, Detroit, and Phoenix, and 54 retail/wholesale mortgage offices in 21 states throughout the United States, including Texas. For more information, please visit our website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Use of Non-GAAP Financial Measures
This announcement includes certain non-GAAP financial measures. Incorporated within the exhibits is a reconcilement of the non-GAAP financial measures discussed within the verbiage of this announcement. Management believes that these non-GAAP financial measures provide information useful to investors in understanding the underlying performance of the Company because they provide information that shows the financial effect of the initial integration of our East Texas operations and the litigation costs.
Included within the exhibits to this announcement is a table reconciling the non-GAAP financial measures discussed within this announcement with GAAP net income and GAAP net income per share. The non-GAAP financial measures are used in this announcement in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors affecting our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures we have presented in this announcement with announcements by other companies containing the same or similar non-GAAP financial measures.

Forward-Looking Information
This announcement includes forward-looking statements. These forward- looking statements include comments with respect to our goals, objectives, expectations, and strategies and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; the possibility that our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third-party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Conference Call
The Company will conduct a conference call to review announcements made in this press release on Wednesday, July 27, 2005, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-946-0705. Participants calling from outside the United States may dial 1-719-457-2637. The passcode “4753107” is required to access the call. Please call in 10 minutes before the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Wednesday, July 27, 2005 through August 4, 2005. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “7104535” is required to access the replay of the call.
Contact: Kris Dillon, Investor Relations 713-339-8999

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30,	March 31,	June 30,
	2005	2005	2004
Assets
Cash and cash equivalents	$69,047	$65,739	$65,561
Available for sale securities	60,213	59,979	67,574
FHLB stock and other investments	84,364	79,728	58,741
Mortgage-backed securities	117,227	101,511	145,746
Loans
Single family	2,893,478	2,743,319	2,239,797
Commercial	843,289	675,650	342,719
Consumer	76,878	54,352	56,320
Allowance for credit losses	(9,203)	(7,642)	(5,848)

Loans, net	3,804,442	3,465,679	2,632,988
Goodwill	102,950	68,829	57,407
Other intangible assets, net	8,923	7,029	4,064
Premises and equipment, net	20,576	13,627	11,054
Real estate owned	5,574	5,733	3,691
Other assets	27,190	24,860	23,396

	$4,300,506	$3,892,714	$3,070,222

Liabilities
Deposits	$2,041,930	$1,797,793	$1,491,373
FHLB advances	1,842,247	1,742,449	1,289,256
Junior subordinated notes	82,173	40,904	20,194
Other liabilities	25,772	24,110	15,141

Total liabilities	3,992,122	3,605,256	2,815,964

Stockholders’ equity
Common stock	227	219	212
Paid-in capital	269,818	255,348	243,037
Retained earnings	39,208	32,479	12,078
Accumulated other comprehensive income:
- Unrealized losses on securities available for sale, net	(892)	(982)	(1,166)
- Cash flow hedges, net	23	394	97

Total stockholders’ equity	308,384	287,458	254,258

	$4,300,506	$3,892,714	$3,070,222

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Interest income
Cash equivalents and short-term investments	$1,691	$1,661	$762
Mortgage-backed securities	882	943	1,288
Loans	44,614	38,628	25,030

Total interest income	47,187	41,232	27,080

Interest expense
Deposits	13,068	9,106	6,270
FHLB advances	13,065	11,007	5,183
Junior subordinated notes	893	478	374

Total interest expense	27,026	20,591	11,827

Net interest income	20,161	20,641	15,253
Provision for credit losses	426	418	398

Net interest income after provision for credit losses	19,735	20,223	14,855

Non-interest income
Loan fee income	2,104	1,680	1,004
Deposit fees	1,106	926	679
Gain on sale of single family loans	1,292	627	903
Gain on sale of securities	44	—	4
Other	576	281	273

Total non-interest income	5,122	3,514	2,863

Non-interest expense
Salaries and benefits	7,260	6,664	4,538
Data processing	1,327	1,150	906
Occupancy	1,196	1,085	920
Professional fees	1,688	1,234	834
Loan expenses	568	662	420
Core deposit amortization	281	230	120
Other	1,974	1,873	1,632

Total non-interest expenses	14,294	12,898	9,370

Income before taxes	10,563	10,839	8,348
Income tax expense	3,834	3,927	2,950

Net income	$6,729	$6,912	$5,398

Basic earnings per common share	$0.30	$0.32	$0.26

Diluted earnings per common share	$0.29	$0.31	$0.25

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30, 2005	June 30, 2004
Interest income
Cash equivalents and short-term investments	$3,352	$1,667
Mortgage-backed securities	1,825	2,791
Loans	83,242	46,357

Total interest income	88,419	50,815

Interest expense
Deposits	22,174	11,818
FHLB advances	24,072	8,831
Junior subordinated notes	1,371	743

Total interest expense	47,617	21,392

Net interest income	40,802	29,423
Provision for credit losses	844	1,191

Net interest income after provision for credit losses	39,958	28,232

Non-interest income
Loan fee income	3,784	1,638
Deposit fees	2,032	1,154
Gain on sale of single family loans	1,919	1,266
Gain on sale of securities	44	113
Other	857	767

Total non-interest income	8,636	4,938

Non-interest expense
Salaries and benefits	13,924	8,918
Data processing	2,477	1,497
Occupancy	2,281	1,859
Professional fees	2,922	1,597
Loan expenses	1,230	815
Core deposit amortization	511	236
Other	3,847	3,358

Total non-interest expenses	27,192	18,280

Income before taxes	21,402	14,890
Income tax expense	7,761	5,230

Net income	$13,641	$9,660

Basic earnings per common share	$0.62	$0.46

Diluted earnings per common share	$0.60	$0.45

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	June 30, 2005			March 31, 2005			June 30, 2004
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$82,658	$476	2.28%	$114,437	$647	2.26%	$68,813	$150	0.86%
Available for sale securities	69,617	500	2.88%	62,122	463	3.02%	66,229	430	2.61%
FHLB stock and other investments	82,279	715	3.48%	75,912	551	2.94%	49,173	182	1.49%
Mortgage-backed securities	99,048	882	3.56%	105,970	943	3.56%	156,952	1,288	3.28%
Loans
Single family	2,833,277	31,512	4.45%	2,544,642	28,440	4.47%	1,925,833	19,848	4.12%
Builder lines	478,821	7,905	6.62%	373,556	5,684	6.17%	229,500	2,970	5.20%
Commercial real estate	105,215	1,537	5.86%	94,054	1,584	6.83%	50,719	795	6.30%
Mortgage banker finance	142,489	2,051	5.77%	122,247	1,621	5.38%	27,296	247	3.64%
Commercial business	29,678	450	6.08%	19,086	301	6.39%	12,548	144	4.61%
Consumer	64,858	1,159	7.17%	55,046	998	7.35%	57,196	1,026	7.21%

Total loans	3,654,338	44,614	4.89%	3,208,631	38,628	4.83%	2,303,092	25,030	4.35%

Total interest-earning assets	3,987,940	47,187	4.74%	3,567,072	41,232	4.64%	2,644,259	27,080	4.10%
Non-interest-earning assets	149,499			140,872			107,377

Total assets	$4,137,439			$3,707,944			$2,751,636

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$104,813	267	1.02%	$77,640	187	0.98%	$64,187	180	1.13%
Money market and savings	190,209	745	1.57%	194,144	778	1.63%	177,022	692	1.57%
Certificates of deposit	420,937	2,736	2.61%	374,419	2,169	2.35%	346,514	1,698	1.97%
Non-interest bearing deposits	102,564	—	—	78,943	—	—	41,815	—	—

Total community banking	818,523	3,748	1.84%	725,146	3,134	1.75%	629,538	2,570	1.64%
Wholesale and money desk	1,176,614	9,320	3.18%	975,694	5,972	2.48%	797,347	3,700	1.87%

Total deposits	1,995,137	13,068	2.63%	1,700,840	9,106	2.17%	1,426,885	6,270	1.77%

FHLB advances	1,759,768	13,065	2.94%	1,671,289	11,007	2.63%	1,038,120	5,183	1.94%
Junior subordinated notes	57,229	893	6.17%	27,596	478	6.93%	20,175	374	7.33%

Total interest-bearing liabilities	3,812,134	27,026	2.83%	3,399,725	20,591	2.44%	2,485,180	11,827	1.89%
Non-interest-bearing liabilities and stockholder’s equity	325,305			308,219			266,456

Total liabilities and stockholder’s equity	$4,137,439			$3,707,944			$2,751,636

Net interest income/interest rate spread		$20,161	1.91%		$20,641	2.20%		$15,253	2.21%

Net yield on interest-earning assets			2.03%			2.31%			2.32%

Ratio of average interest-earning assets to average interest-bearing liabilities			104.61%			104.94%			106.40%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$98,458	$1,123	2.27%	$65,054	$236	0.72%
Available for sale securities	65,890	963	2.95%	77,578	1,115	2.89%
FHLB stock and other investments	79,353	1,266	3.22%	43,027	316	1.48%
Mortgage-backed securities	102,490	1,825	3.56%	164,758	2,791	3.39%
Loans
Single family	2,689,757	59,952	4.46%	1,768,777	36,651	4.14%
Builder lines	426,479	13,590	6.43%	205,941	5,433	5.31%
Commercial real estate	99,665	3,121	6.32%	47,923	1,576	6.61%
Mortgage banker finance	132,424	3,671	5.59%	16,863	301	3.59%
Commercial business	24,411	751	6.20%	11,075	280	5.08%
Consumer	59,979	2,157	7.25%	60,745	2,116	7.01%

Total loans	3,432,715	83,242	4.86%	2,111,324	46,357	4.39%

Total interest-earning assets	3,778,906	88,419	4.69%	2,461,741	50,815	4.13%
Non-interest-earning assets	144,972			91,756

Total assets	$3,923,878			$2,553,497

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$91,301	454	1.00%	$69,629	338	0.98%
Money market and savings	192,166	1,523	1.60%	171,510	1,340	1.57%
Certificates of deposit	397,806	4,905	2.49%	341,195	3,242	1.91%
Non-interest bearing deposits	90,819	—	—	31,081	—	—

Total community banking	772,092	6,882	1.80%	613,415	4,920	1.61%
Wholesale and money desk	1,076,709	15,292	2.86%	744,632	6,898	1.86%

Total deposits	1,848,801	22,174	2.42%	1,358,047	11,818	1.75%

FHLB advances	1,715,773	24,072	2.79%	912,407	8,831	1.93%
Junior subordinated notes	42,495	1,371	6.42%	20,161	743	7.29%

Total interest-bearing liabilities	3,607,069	47,617	2.64%	2,290,615	21,392	1.87%
Non-interest-bearing liabilities and stockholder’s equity	316,809			262,882

Total liabilities and stockholder’s equity	$3,923,878			$2,553,497

Net interest income/interest rate spread		$40,802	2.05%		$29,423	2.26%

Net yield on interest-earning assets			2.17%			2.39%

Ratio of average interest-earning assets to average interest-bearing liabilities			104.76%			107.47%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Common share data
Ending shares outstanding	22,741,167	21,895,785	21,225,263
Average shares outstanding—basic	22,386,967	21,895,785	21,225,263
Average shares outstanding—diluted	22,857,075	22,353,938	21,662,854

Basic earnings per share	$0.30	$0.32	$0.26
Diluted earnings per share	0.29	0.31	0.25

Book value (period end)	$13.56	$13.13	$11.98
Tangible book value (period end)	8.64	9.66	9.08

Average balances
Assets	$4,137,439	$3,707,944	$2,751,636
Interest-earning assets	3,987,940	3,567,072	2,644,259
Interest-bearing liabilities	3,812,134	3,399,725	2,485,180

Ratios
ROA	0.65%	0.76%	0.79%
ROCE	9.07%	9.88%	8.62%
Net interest spread	1.91%	2.20%	2.21%
Net yield on interest-earning assets	2.03%	2.31%	2.32%
Efficiency Ratio	55.52%	52.44%	51.07%
Equity to assets (period end)	7.17%	7.38%	8.28%
Equity to assets (average)	7.19%	7.65%	9.16%
Capital ratios — (bank only):
Leverage ratio	6.67%	6.69%	7.28%
Tier 1 risk-based capital ratio	10.72%	10.38%	11.89%
Total risk-based capital ratio	11.09%	10.71%	12.24%

Asset quality
Nonperforming Loans (“NPLs”)	$4,867	$4,493	$6,790
REO	4,565	4,700	2,823

Nonperforming Assets (“NPAs”)	$9,432	$9,193	$9,613

NPLs as % of loans	0.13%	0.13%	0.26%
NPAs as % of assets	0.22%	0.24%	0.31%
Allowance to period end loan balance	0.24%	0.22%	0.22%
Allowance to average loan balance	0.25%	0.24%	0.25%

Branch and employee data
Full-time equivalent employees	635	576	493
Commercial banking offices	6	6	4
Retail mortgage offices	51	50	54
Wholesale mortgage origination offices	3	3	3
Community banking branches	28	23	15

Loan portfolio
Single family
Held for investment	$2,716,090	$2,572,427	$2,019,178
Held for sale	177,388	170,892	220,619
Builder lines	527,558	424,273	240,022
Mortgage banker finance	159,600	148,154	37,531
Other	233,009	157,575	121,486
Allowance for credit losses	(9,203)	(7,642)	(5,848)

Loans, net	$3,804,442	$3,465,679	$2,632,988

Deposits
Community banking	$881,499	$716,056	$631,635
Wholesale and money desk	1,160,431	1,081,737	859,738

Total deposits	$2,041,930	$1,797,793	$1,491,373

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Six Months Ended June 30,
	2005	2004
Common share data
Ending shares outstanding	22,741,167	21,225,263
Average shares outstanding—basic	22,142,733	21,225,263
Average shares outstanding—diluted	22,605,082	21,687,221

Basic earnings per share	$0.62	$0.46
Diluted earnings per share	0.60	0.45

Book value (period end)	$13.56	$11.98
Tangible book value (period end)	8.64	9.08

Average balances
Assets	$3,923,878	$2,553,497
Interest-earning assets	3,778,906	2,461,741
Interest-bearing liabilities	3,607,069	2,290,615

Ratios
ROA	0.70%	0.76%
ROCE	9.45%	7.77%
Net interest spread	2.05%	2.26%
Net yield on interest-earning assets	2.17%	2.39%
Efficiency Ratio	54.02%	52.68%
Equity to assets (period end)	7.17%	8.28%
Equity to assets (average)	7.42%	9.79%
Capital ratios — (bank only):
Leverage ratio	6.67%	7.28%
Tier 1 risk-based capital ratio	10.72%	11.89%
Total risk-based capital ratio	11.09%	12.24%

Asset quality
Nonperforming Loans (“NPLs”)	$4,867	$6,790
REO	4,565	2,823

Nonperforming Assets (“NPAs”)	$9,432	$9,613

NPLs as % of loans	0.13%	0.26%
NPAs as % of assets	0.22%	0.31%
Allowance to period end loan balance	0.24%	0.22%
Allowance to average loan balance	0.27%	0.28%

Branch and employee data
Full-time equivalent employees	635	493
Commercial banking offices	6	4
Retail mortgage offices	51	54
Wholesale mortgage origination offices	3	3
Community banking branches	28	15

Loan portfolio
Single family
Held for investment	$2,716,090	$2,019,178
Held for sale	177,388	220,619
Builder lines	527,558	240,022
Mortgage banker finance	159,600	37,531
Other	233,009	121,486
Allowance for credit losses	(9,203)	(5,848)

Loans, net	$3,804,442	$2,632,988

Deposits
Community banking	$881,499	$631,635
Wholesale and money desk	1,160,431	859,738

Total deposits	$2,041,930	$1,491,373

FRANKLIN BANK CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	March 31, 2005	June 30, 2004
NET INCOME
Net income as reported (GAAP)	$13,641	$9,660	$6,729	$6,912	$5,398
Adjustments (net of tax):
Litigation cost	449	—	449	—	—
Integration cost	177	—	177	—	—

Adjusted net income	$14,267	$9,660	$7,355	$6,912	$5,398

EARNINGS PER SHARE
Diluted earnings per share (GAAP)	$0.60	$0.45	$0.29	$0.31	$0.25
Adjustments (net of tax):
Litigation cost	0.02	—	0.02	—	—
Integration cost	0.01	—	0.01	—	—

Adjusted diluted earnings per share	$0.63	$0.45	$0.32	$0.31	$0.25